Exhibit 99.1

AMC NETWORKS INC. REPORTS
THIRD QUARTER 2013 RESULTS

Third Quarter 2013 Highlights:

•	Net revenues increased 19.1% to $395 million

•	Operating income increased 40.9% to $122 million

•	AOCF[1] increased 25.4% to $137 million
New York, NY - November 7, 2013: AMC Networks Inc. ("AMC Networks" or the "Company") (NASDAQ: AMCX) today reported financial results for the third quarter ended September 30, 2013.
"Our solid financial results in the third quarter were driven by a return on our investment in original programming," said Josh Sapan, AMC Networks President and CEO. "Our shows are performing well on IFC, Sundance Channel and WE tv. At AMC, our acclaimed series Breaking Bad came to a close with record viewership and the Emmy Award for Outstanding Drama Series, and The Walking Dead kicked off its fourth season with record ratings that extended its reign as the #1 show on television among adults 18-49. With our Chellomedia acquisition, we believe we will over time further capitalize on demand for our content by growing internationally, a key strategy to ensuring our long-term success."
Third quarter net revenues increased $63 million, or 19.1%, to $395 million over the third quarter of 2012, led by 20.2% growth at National Networks and a 6.9% increase at International and Other. Adjusted Operating Cash Flow (“AOCF”)1 totaled $137 million, an increase of 25.4% or $28 million versus the prior year period. National Networks AOCF increased 24.5% and International and Other AOCF was essentially flat compared to the prior year period. Operating income was $122 million, an increase of 40.9% or $36 million versus the prior year period. The Company’s financial results for the third quarter reflect the impact of the litigation and associated carriage dispute with DISH Network in the third quarter of 2012.
For the nine months ended September 30, 2013, net revenues increased $171 million, or 17.3%, to $1.157 billion, AOCF increased $63 million, or 17.5%, to $426 million, and operating income increased $215 million, or 76.2%, to $497 million. As previously disclosed, operating income included a litigation settlement gain recorded in the second quarter of 2013 of $133 million.
Third quarter net income from continuing operations was $58 million ($0.80 per diluted share), compared with $37 million ($0.51 per diluted share) in the third quarter of 2012. The increase resulted from the growth in operating income.
Net income from continuing operations for the nine months ended September 30, 2013 was $255 million ($3.51 per diluted share), compared with $121 million ($1.68 per diluted share) in the prior year period.
For the nine months ended September 30, 2013, net cash used in operating activities was $74 million and Free Cash Flow1 was negative $92 million. These amounts represent a decrease of $298 million and

1. See definition of Adjusted Operating Cash Flow (“AOCF”) and Free Cash Flow included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

$303 million, respectively, compared to the prior year period. As discussed in the “Other Matters” section of this release, the decrease was primarily the result of a $175 million payment to Cablevision Systems Corporation (“Cablevision”) and an increase of approximately $40 million in cash income tax payments, both of which related to the VOOM HD settlement agreement. Excluding the impact of these two items, the decrease in Free Cash Flow was primarily the result of an increase in working capital and cash income taxes partially offset by improved operating performance.
Segment Results

(dollars in thousands)	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	Change	2013	2012	Change
Net revenues:
National Networks	$367,940	$306,228	20.2%	$1,080,974	$915,635	18.1%
International and Other	31,323	29,307	6.9%	87,535	81,922	6.9%
Inter-segment eliminations	(3,935)	(3,479)	(13.1)%	(11,898)	(11,692)	(1.8)%
Total net revenues	$395,328	$332,056	19.1%	$1,156,611	$985,865	17.3%

AOCF:
National Networks	$144,943	$116,440	24.5%	$450,271	$385,435	16.8%
International and Other	(8,513)	(8,117)	(4.9)%	(27,252)	(25,738)	(5.9)%
Inter-segment eliminations	1,000	1,266	(21.0)%	2,869	2,806	2.2%
Total AOCF	$137,430	$109,589	25.4%	$425,888	$362,503	17.5%
National Networks
National Networks principally consists of the Company’s four nationally distributed programming networks, AMC, WE tv, IFC and Sundance Channel.
National Networks revenues for the third quarter 2013 increased 20.2% to $368 million, AOCF rose 24.5% to $145 million, and operating income grew 37.3% to $135 million, all compared to the prior year period.
National Networks revenues for the nine months ended September 30, 2013 increased 18.1% to $1.081 billion, AOCF rose 16.8% to $450 million, and operating income grew 26.7% to $404 million, all compared to the prior year period.
Third quarter growth in revenues was led by a 36.3% increase in advertising revenues to $146 million. The increase in advertising revenues was due to strong demand for our original programming. Distribution revenues increased 11.4% to $221 million. The growth in distribution revenues was primarily attributable to growth in affiliate fees.
Third quarter AOCF increased 24.5% to $145 million reflecting the increase in revenues partially offset by an increase in expenses. The increase in expenses was primarily attributable to higher programming and marketing expenses compared to the prior year period. The operating income increase reflected the growth in AOCF and a reduction in amortization expense.
International and Other
International and Other principally consists of AMC/Sundance Channel Global, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; AMC Networks Broadcasting & Technology, the Company’s network technical services business; various developing online content distribution initiatives; and VOOM HD.
International and Other revenues for the third quarter of 2013 increased $2 million to $31 million, AOCF was essentially flat at a deficit of $9 million, and operating loss increased $1 million to $14 million, all compared to the prior year period.

International and Other revenues for the nine months ended September 30, 2013 increased $6 million to $88 million, AOCF decreased $2 million to a deficit of $27 million, and operating income increased $130 million to $90 million, all compared to the prior year period. As previously noted, operating income reflected the $133 million VOOM HD litigation settlement gain.
Third quarter revenues principally reflected an increase in affiliate fee revenues related to the Company’s international operations.
Third quarter AOCF reflected the increase in revenues offset by an increase in expenses. The increase in expenses was primarily related to IFC Films. Operating loss results reflected the decline in AOCF as well as an increase in depreciation expense.
Other Matters
Chellomedia Acquisition
As previously disclosed, on October 28, 2013, the Company reached a definitive agreement to acquire substantially all of Chellomedia, the international content division of Liberty Global plc for €750 million (approximately $1.035 billion USD). The transaction is expected to close in the first quarter of 2014.
Please see the Company’s Form 8-K filed on October 30, 2013 for further details.
DISH Network
As previously disclosed, on October 21, 2012, DISH Network L.L.C. (“DISH Network”) and the Company entered into a settlement agreement, which included a payment of $700 million in cash proceeds. On April 8, 2013, Cablevision and the Company entered into an agreement to finalize the allocation of the $700 million in settlement proceeds. As a result of the April 8th agreement, the Company retained $175 million. Additionally, the Company recorded to operating income a litigation settlement gain of approximately $133 million during the second quarter.
Please see the Company’s Form 10-Q for the period ended September 30, 2013 for further details.
Description of Non-GAAP Measures
The Company defines Adjusted Operating Cash Flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, restructuring expense or credit and the litigation settlement gain recorded in connection with the settlement with DISH Network. The Company does not consider the one-time litigation settlement gain with DISH Network to be indicative of its ongoing operating performance. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.
The Company believes that AOCF is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.
Internally, the Company uses net revenues and AOCF measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 7 of this release.
The Company defines Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 8 of this release.
Forward-Looking Statements
This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.
Conference Call Information
AMC Networks will host a conference call today at 11:00 a.m. ET to discuss its third quarter 2013 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 86350499.
About AMC Networks Inc.
AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two reportable operating segments: (i) National Networks, which includes AMC, WE tv, IFC and Sundance Channel; and (ii) International and Other, which includes AMC/Sundance Channel Global, our international programming business; IFC Films, the Company’s independent film distribution business; and AMC Networks Broadcasting & Technology, the Company’s network technical services business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
Three and Nine Months Ended September 30, 2013 and 2012
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues, net	$395,328	$332,056	$1,156,611	$985,865
Operating expenses:
Technical and operating (excluding depreciation and amortization)	157,054	129,627	431,389	348,906
Selling, general and administrative	105,952	97,202	314,383	287,302
Restructuring credit	—	—	—	(3)
Depreciation and amortization	9,935	18,368	46,588	67,486
Litigation settlement gain	—	—	(132,944)	—
	272,941	245,197	659,416	703,691
Operating income	122,387	86,859	497,195	282,174
Other income (expense):
Interest expense	(29,765)	(29,962)	(86,902)	(89,190)
Interest income	177	100	599	307
Write-off of deferred financing costs	—	(334)	—	(646)
Miscellaneous, net	(65)	1	(411)	(631)
	(29,653)	(30,195)	(86,714)	(90,160)
Income from continuing operations before income taxes	92,734	56,664	410,481	192,014
Income tax expense	(34,784)	(20,121)	(155,283)	(70,989)
Income from continuing operations	57,950	36,543	255,198	121,025
Income from discontinued operations, net of income taxes	—	105	—	314
Net income including noncontrolling interests	57,950	36,648	255,198	121,339
Net loss from noncontrolling interests	161	—	161	—
Net income attributable to AMC Networks’ stockholders	$58,111	$36,648	$255,359	$121,339

Basic net income per share attributable to AMC Networks’ stockholders::
Income from continuing operations	$0.81	$0.52	$3.57	$1.72
Income from discontinued operations	$0.00	$0.00	$0.00	$0.00
Net income	$0.81	$0.52	$3.57	$1.73

Diluted net income per share attributable to AMC Networks’ stockholders:
Income from continuing operations	$0.80	$0.51	$3.51	$1.68
Income from discontinued operations	$0.00	$0.00	$0.00	$0.00
Net income	$0.80	$0.51	$3.51	$1.68

Weighted average common shares:
Basic weighted average common shares	71,650	70,506	71,504	70,286
Diluted weighted average common shares	72,755	72,265	72,660	72,194

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30, 2013
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$144,943	$(5,597)	$(4,076)	$—	$135,270
International and Other	(8,513)	(4,338)	(1,032)	—	(13,883)
Inter-segment eliminations	1,000	—	—	—	1,000
Total	$137,430	$(9,935)	$(5,108)	$—	$122,387

	Three Months Ended September 30, 2012
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$116,440	$(14,449)	$(3,463)	$—	$98,528
International and Other	(8,117)	(3,919)	(899)	—	(12,935)
Inter-segment eliminations	1,266	—	—	—	1,266
Total	$109,589	$(18,368)	$(4,362)	$—	$86,859

	Nine Months Ended September 30, 2013
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$450,271	$(33,971)	$(12,027)	$—	$404,273
International and Other	(27,252)	(12,617)	(3,022)	132,944	90,053
Inter-segment eliminations	2,869	—	—	—	2,869
Total	$425,888	$(46,588)	$(15,049)	$132,944	$497,195

	Nine Months Ended September 30, 2012
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$385,435	$(56,281)	$(10,111)	$—	$319,043
International and Other	(25,738)	(11,205)	(2,735)	3	(39,675)
Inter-segment eliminations	2,806	—	—	—	2,806
Total	$362,503	$(67,486)	$(12,846)	$3	$282,174

(a)
Results for the nine months ended September 30, 2013 include a $132,944 litigation settlement gain related to the VOOM HD lawsuit settlement agreement (see the “Other Matters” section of this release for further details). Results for the nine months ended September 30, 2012 include a $3 restructuring credit.

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

	September 30, 2013	June 30, 2013	September 30, 2012
National Networks Subscribers (a)
AMC	99,000	98,300	84,300
WE tv	84,800	82,700	66,600
IFC	70,900	69,500	55,200
Sundance Channel	57,000	56,300	41,100

(a)	Estimated U.S. subscribers as measured by Nielsen Media Research.

Capitalization	September 30, 2013
Cash and cash equivalents	$509,676
Credit facility debt (a)	$880,000
Senior notes (a)	1,300,000
Total debt	$2,180,000
Net debt	$1,670,324
Capital leases	14,508
Net debt and capital leases	$1,684,832
LTM AOCF (b)	$528,802
Leverage ratio (c)	3.2 x

(a)	Represents the aggregate principal amount of the debt.

(b)	Represents reported AOCF for the trailing twelve months.

(c)	Represents net debt and capital leases divided by LTM AOCF. This ratio differs from the calculation contained in the Company's credit facility.

Free Cash Flow	Nine Months Ended September 30,
	2013	2012
Net cash (used in) provided by operating activities (a)	$(74,061)	$224,002
Less: capital expenditures	(18,336)	(13,673)
Free cash flow (a)	$(92,397)	$210,329

(a)
Net cash used in operating activities and free cash flow for the nine months ended September 30, 2013 includes a $175 million payment to Cablevision made in the second quarter of 2013 and approximately $40 million of cash income tax payments related to the VOOM HD litigation settlement. See the “Other Matters” section of this release for further details.